Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196220

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 10, 2014

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 23, 2014)

50,000,000 Shares

Exelon Corporation

Common Stock

We expect to enter into forward sale agreements with an affiliate of Barclays Capital Inc. and Goldman, Sachs & Co., which we refer to as the forward purchasers. Barclays Capital Inc., as agent for its affiliated forward purchaser, and Goldman, Sachs & Co., whom we refer to in such capacity as the forward sellers, at our request, are borrowing from third parties and selling to the underwriters an aggregate of 50,000,000 of our shares of common stock, without par value, (or 57,500,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full) in connection with the forward sale agreements between us and the forward purchasers. If the forward sellers are unable to borrow and deliver for sale on the anticipated closing date such number of shares of our common stock, or if the forward purchasers determine, in their commercially reasonable judgment, that the forward sellers are unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date such number of shares of our common stock, then we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward sellers do not borrow and sell.

We will not receive any proceeds from the sale of our shares of common stock offered hereby, except in certain circumstances described in this prospectus supplement. We will receive proceeds, subject to certain adjustments, from the sale of those shares of common stock covered by the forward sale agreements only upon one or more future physical settlements of the forward sale agreements, which, at our election, may occur on any one or more trading days between the effective date of the forward sale agreements and October 29, 2015. If we elect to cash settle the forward sale agreements, we will not receive any proceeds from the sale of our shares of common stock and may either receive from, or owe a cash payment to, the forward purchasers. If we elect to net share settle the forward sale agreements, we will not receive any proceeds from the sale of our shares of common stock, and we may either receive from or owe to the forward purchasers shares of our common stock. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

Our common stock is listed on the New York Stock Exchange under the symbol “EXC.” On June 9, 2014, the closing price of our common stock on the New York Stock Exchange was $37.08 per share.

Concurrently with this offering, we are conducting an offering of 20,000,000 of our equity units for a stated value of $1.0 billion (or an offering of 23,000,000 of our equity units for a stated value of $1.15 billion if the equity units underwriters exercise their option to purchase additional equity units in full). The offering of the common stock and the offering of the equity units are not contingent on each other. See “Recent Developments—Concurrent Equity Units Offering.”

Investing in our common stock involves certain risks. You should carefully read this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference herein, and therein, before you make your investment decision. See the “Risk Factors” section beginning on page S-6 of this prospectus supplement, as well as under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, for more information .

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us (1)	$	$

(1)	We expect to receive net proceeds from the sale of our common stock, before estimated fees and expenses, of $ million, upon full physical settlement of the forward sale agreements, which we expect will occur on or about October 29, 2015. For the purpose of calculating the aggregate net proceeds to us, we have assumed the forward sale agreements are fully physically settled based on the initial forward sale price of $ per share. The forward sale price is subject to adjustment pursuant to the forward sale agreements, and the actual proceeds, if any, will be calculated as described in this prospectus supplement. Although we expect to settle the forward sale agreements entirely by the full physical delivery of our shares of common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of the forward sale agreements. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

We have granted the underwriters a 30-day option from the date of this prospectus supplement, exercisable in whole or in part from time to time, to purchase up to an additional 7,500,000 shares of our common stock at the initial price to public less the underwriting discount. If such option is exercised, we will enter into additional forward sale agreements with the forward purchasers in respect of the number of shares that are subject to the exercise of such option. Unless the context requires otherwise, the term “forward sale agreements” as used in this prospectus supplement includes any additional forward sale agreements that we elect to enter into in connection with the exercise, by the underwriters, of their option to purchase additional shares of our common stock. In the event that we enter into additional forward sale agreements, if any forward seller does not borrow and sell all of the shares of common stock to be sold by it in connection with the exercise of such option, we will issue and sell to the underwriters a number of our shares of common stock equal to the number of shares of common stock that the forward seller does not borrow and sell.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting (Conflicts of Interest).” The underwriters expect that the shares of common stock will be ready for delivery on or about June     , 2014.

Joint Book-Running Managers

Barclays		Goldman, Sachs & Co.
BofA Merrill Lynch	Credit Suisse	J.P. Morgan

Senior Co-Managers

BNP PARIBAS	Citigroup	Mitsubishi UFJ Securities
RBS	Scotiabank	Wells Fargo Securities
Mizuho Securities	RBC Capital Markets	Piper Jaffray

The date of this prospectus supplement is June     , 2014

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the common stock, before you make your investment decision. You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (“SEC”). We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date that the document incorporated by reference was filed with the SEC.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about Exelon Corporation and the common stock offered hereby. This prospectus supplement and the accompanying prospectus also refer to information contained in other documents that we file with the SEC. To the extent the information in this prospectus supplement is inconsistent with information in the prospectus, you should rely on this prospectus supplement.

The accompanying prospectus also includes information about our subsidiaries, Exelon Generation Company, LLC (“Generation”), Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”) and Baltimore Gas and Electric Company (“BGE”) and their securities, which does not apply to us or the common stock offered hereby.

When we refer to “Exelon,” “the Company,” “we,” “us,” or “our” in this prospectus supplement, we mean Exelon Corporation and, unless the context otherwise indicates, does not include any of our subsidiaries or affiliates.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO and BGE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

RECENT DEVELOPMENTS

Concurrent Equity Units Offering

Concurrently with this offering, we are conducting a $1.0 billion offering of 20,000,000 of our equity units (or $1.15 billion offering of 23,000,000 of our equity units if the underwriters exercise their option to purchase additional equity units in full). Each equity unit will have a stated amount of $50 and initially will be in the form of a corporate unit consisting of a purchase contract issued by Exelon and a 1/20 undivided beneficial ownership interest in $1,000 principal amount of Exelon’s 2014     % junior subordinated notes due 2024. The underwriters are offering such equity units to the public at a price of $         per equity unit by means of a separate prospectus supplement. We expect to settle the equity units offering and receive proceeds on or about June     , 2014. We intend to use the net proceeds received in the offering of the equity units to finance a portion of the acquisition of Pepco Holdings, Inc., a Delaware corporation (“PHI”) and for general corporate purposes. See “—PHI Merger.” The two offerings are not contingent on each other. There can be no assurance that the sale of equity units will be consummated or otherwise completed. This prospectus supplement is not an offer to sell any securities other than the common stock.

PHI Merger

On April 29, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Purple Acquisition Corp., a Delaware corporation, our indirect, wholly-owned subsidiary (“Merger Sub”), and PHI.

The Merger Agreement provides for the merger of Merger Sub with and into PHI on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with PHI continuing as the surviving corporation in the Merger and an indirect, wholly-owned subsidiary of Exelon. At the effective time of the Merger, each outstanding share of the common stock, par value $0.01 per share, of PHI (the “PHI Common Stock”), other than those held by PHI, Exelon or Merger Sub, any wholly-owned subsidiary of Exelon or any wholly-owned subsidiary of PHI, and any shares held by any stockholders who have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly demanded and not withdrawn a demand for appraisal pursuant to Section 262 of the Delaware General Corporation Law with respect to such shares, will be converted into the right to receive $27.25 in cash, without interest.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (1) the approval of the Merger by the holders of a majority of the outstanding shares of the PHI Common Stock, (2) the receipt of regulatory approvals required to consummate the Merger, including, approvals from the Federal Energy Regulatory Commission, the Federal Communications Commission, the Delaware Public Service Commission, the District of Columbia Public Service Commission, the Maryland Public Service Commission, the New Jersey Board of Public Utilities and the Virginia State Corporation Commission, (3) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (4) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers) and (b) each party’s compliance with its obligations and covenants contained in the Merger Agreement. In addition, the obligations of Exelon and Merger Sub to consummate the Merger are subject to the required regulatory approvals not, individually or in the aggregate, imposing terms, conditions, obligations or commitments that constitute a burdensome condition (as defined in the Merger Agreement).

The Merger Agreement also contains customary representations, warranties and covenants of both PHI and us. These covenants include, among others, an obligation on behalf of PHI to operate its business in the ordinary course until the Merger is consummated, limitations on the right of PHI to solicit or engage in negotiations regarding alternative acquisition proposals or to withdraw its support of the Merger and that the parties use reasonable best efforts to obtain governmental and regulatory approvals.

The Merger Agreement may be terminated by each of PHI and us under certain circumstances, including if the Merger is not consummated by July 29, 2015 (subject to extension to October 29, 2015, if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for both PHI and us, and further provides that, upon termination of the Merger Agreement under certain specified circumstances, PHI will be required to pay us a termination fee of $259 million or reimburse our expenses up to $40 million (which reimbursement shall reduce on a dollar for dollar basis any termination fee subsequently payable by PHI), provided, however, that if the Merger Agreement is terminated in connection with an acquisition proposal made under certain circumstances by a person who made an acquisition proposal between April 1, 2014 and the date of the Merger Agreement, the termination fee will be $293 million plus reimbursement of our expenses up to $40 million (not subject to offset). In addition, if the Merger Agreement is terminated under certain circumstances due to the failure to obtain regulatory approvals or the breach by us of our obligations in respect of obtaining regulatory approvals (a “Regulatory Termination”), we will pay PHI a reverse termination fee of up to $180 million. If the Merger Agreement is terminated other than for a Regulatory Termination, PHI will redeem the Non-voting Preferred Stock for a redemption price equal to the purchase price paid up to the date of termination by us to purchase the Non-voting Preferred Stock.

Neither this offering nor the concurrent equity units offering are contingent on the successful completion of the Merger. See “Risk Factors—Risks Related to Our Contemplated Acquisition of PHI.”

THE OFFERING

Shares of common stock offered by the forward sellers (1)	50,000,000 shares of common stock (57,500,000 shares of common stock if the underwriters’ option to purchase additional shares of common stock is exercised in full).

Shares of common stock to be outstanding immediately after the offering (1)	858,876,681 shares of common stock.

Shares of common stock to be outstanding after settlement of the forward sale agreements assuming full physical settlement (1)	908,876,681 shares of common stock (916,376,681 shares of common stock if the underwriters’ option to purchase additional shares of common stock is exercised in full).

Use of proceeds	We expect that the net proceeds from this offering will be approximately $ million (after deducting fees and estimated expenses related to the forward sale agreements), subject to certain adjustments pursuant to the forward sale agreements, only upon full physical settlement of the forward sale agreements, which we expect to occur on or about October 29, 2015.

We will not receive any proceeds from the sale of the shares of common stock offered by the forward sellers pursuant to this prospectus supplement at the time we enter into the forward sale agreements unless (1) an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward sellers selling our common stock to the underwriters, or (2) the underwriters exercise their over-allotment option and, if the forward sellers are unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward purchasers determine, in their commercially reasonable judgment, that the forward sellers are unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, in which case we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward sellers do not borrow and sell. We intend to use any net proceeds we receive from any such sales in the manner described below.

We intend to use the net proceeds, if any, from the settlement of the forward sale agreements to finance a portion of the acquisition of PHI and for general corporate purposes. See “Recent Developments—PHI Merger” and “Use of Proceeds.”

Accounting treatment of the transaction	Before the issuance of our shares of common stock, if any, upon settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our shares of common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our shares of common stock is above the applicable adjusted forward sale price, which is initially $ per share, subject to increase or decrease based on the federal funds rate, less a spread, and subject to decrease by amounts related to expected dividends on our shares of common stock during the term of the forward sale agreements.

Listing	Our shares of common stock are listed on the New York Stock Exchange under the symbol “EXC.”

Risk factors	An investment in our common stock involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-6 of this prospectus supplement and the reports we file with the SEC pursuant to the Exchange Act, incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock.

Conflicts of Interest	All of the proceeds of this offering (excluding proceeds paid to us with respect to any common stock that we may sell to the underwriters in lieu of the forward sellers selling our common stock to the underwriters) will be paid to the forward purchasers. Because an affiliate of Barclays Capital Inc. and Goldman, Sachs & Co. each will receive more than 5% of the net proceeds of this offering, Barclays Capital Inc. and Goldman, Sachs & Co. are deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of common stock have a “bona fide public market” (as defined in FINRA Rule 5121). See “Use of Proceeds” and “Underwriting (Conflicts of Interest)” for additional information.

(1)	The forward sellers have advised us that they intend to acquire shares of common stock to be sold under this prospectus supplement through borrowings from third-party stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of common stock, if any, under the forward sale agreements until final settlement of the forward sale agreements, which we expect to occur on or about October 29, 2015. Except in certain circumstances, we have the right to elect cash settlement or net share settlement under the forward sale agreements. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements. The number of shares of common stock to be outstanding after this offering is based on 858,876,681 shares of common stock outstanding as of June 6, 2014, and excludes 18,827,004 shares of common stock issuable upon the exercise of outstanding options and any additional shares of common stock we may issue from and after, June 6, 2014 through final settlement of the forward sale agreements, including any shares of common stock issued pursuant to the purchase contract included in the equity units being offered in the concurrent equity units offering. These numbers assume no event occurs that would require us to sell shares of our common stock to the underwriters in lieu of the forward sellers selling shares of our common stock to the underwriters. If such an event occurs, then (a) the number of shares of our common stock to be outstanding immediately after the offering would be increased by such number of shares and (b) the number of shares of our common stock issuable pursuant to physical settlement of the forward sale agreements would be reduced by such number of shares.
(2)	Calculated as of June , 2014 (assuming that the forward sale agreements are fully physically settled based on the initial forward sale price of $ per share by the delivery of 50,000,000 shares of our common stock and that the underwriters have not exercised their option to purchase additional shares of common stock). The forward sale price is subject to adjustment pursuant to the forward sale agreements, and the actual proceeds are subject to settlement of the forward sale agreements.

RISK FACTORS

Your investment in the common stock involves certain risks. In addition to the Risk Factors related to the common stock set forth below, our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 which is incorporated by reference in this prospectus supplement. All of these risks could adversely affect our business, financial condition, results of operations and cash flows. As a result, our ability to pay dividends on, and the market price of, our common stock may be adversely affected if any of such risks is realized. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussions of risks that we have presented below and incorporated by reference before deciding whether an investment in the common stock is suitable for you.

Risks Related to Our Contemplated Acquisition of PHI

We may not realize the expected benefits of the PHI acquisition because of integration difficulties and other challenges.

The success of the PHI acquisition will depend, in part, on our ability to realize all or some of the anticipated benefits from integrating PHI’s business with our existing businesses. The integration process may be complex, costly and time-consuming. The challenges associated with integrating the operations of PHI’s business include, among others:

•	delay in implementation of our business plan for the combined business;

•	unanticipated issues or costs in integrating financial, information technology, communications and other systems;

•	possible inconsistencies in standards, controls, procedures and policies, and compensation structures between PHI’ s structure and our structure;

•	unanticipated changes in applicable laws and regulations;

•	difficulties in retention of key employees;

•	operating risks inherent in PHI’s business and our business; and

•	unexpected regulatory requirements.

The parties to the anticipated Merger may be unable to satisfy the conditions to the completion of the Merger and the Merger may not be completed within the expected timeframe or at all.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (1) the approval of the Merger by the holders of a majority of the outstanding shares of the PHI Common Stock, (2) the receipt of regulatory approvals required to consummate the Merger, including, approvals from the Federal Energy Regulatory Commission, the Federal Communications Commission, the Delaware Public Service Commission, the District of Columbia Public Service Commission, the Maryland Public Service Commission, the New Jersey Board of Public Utilities and the Virginia State Corporation Commission, (3) the expiration or termination of the applicable waiting period under the HSR Act and (4) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers) and (b) each party’s compliance with its obligations and covenants contained in the Merger Agreement. In addition, the obligations of Exelon and Merger Sub to consummate the Merger are subject to the required regulatory approvals not, individually or in the aggregate, imposing terms, conditions, obligations or commitments that constitute a burdensome condition (as defined in the Merger Agreement)

These and other conditions to the completion of the Merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the Merger may take longer, and could cost more, than PHI or we expect. Any delay in completing the Merger or any additional conditions imposed in order to complete the Merger may materially adversely affect the synergies and other benefits that we expect to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

In addition, we or PHI may terminate the Merger Agreement if the Merger is not completed by July 29, 2015 except that, under certain circumstances, such date may be extended by PHI or us to October 29, 2015.

Regulatory approvals that are required to complete the Merger may not be received, may take longer than expected or may impose conditions which are not presently anticipated.

Under the provisions of the HSR Act, the Merger may not be completed until notification and report forms have been filed with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the expiration of a 30 calendar day waiting period (unless the waiting period is set to expire on a weekend or federal holiday, in which case the waiting period is automatically extended until 11:59 p.m. of the next business day), or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. If the Antitrust Division of the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30 calendar day waiting period (unless the waiting period is set to expire on a weekend or federal holiday, in which case the waiting period is automatically extended until 11:59 p.m. of the next business day), which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Failure to obtain regulatory approval may result in Exelon’s payment of a regulatory reverse termination fee.

If the Merger Agreement is terminated under certain circumstances due to the failure to obtain regulatory approvals or the breach by Exelon of its obligations in respect of obtaining regulatory approvals (a Regulatory Termination), Exelon will be required to pay PHI a reverse termination fee of up to $180 million.

Legal proceedings in connection with the Merger, the outcomes of which are uncertain, could delay or prevent the completion of the Merger.

One of the conditions to the closing of the Merger is that no judgment (whether preliminary, temporary or permanent) or other order by any court or other governmental entity shall be in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

PHI and its directors have been named as defendants in a purported class action lawsuit filed by a plaintiff on behalf of herself and other public stockholders challenging the proposed Merger and seeking, among other things, to enjoin the defendants from consummating the Merger on the agreed-upon terms.

If a plaintiff in this or any other litigation that may be filed in the future is successful in obtaining an injunction prohibiting the parties from completing the Merger on the terms contemplated by the Merger Agreement, the injunction may prevent the completion of the Merger in the expected timeframe or altogether. If completion of the Merger is prevented or delayed, it could result in substantial costs to us and PHI. In addition, we and PHI could incur significant costs in connection with the lawsuits, including costs associated with the indemnification of PHI’s directors and officers.

The Merger may prove disruptive and could result in our business failing to meet our expectations.

The process of integrating the operations of PHI may require a disproportionate amount of resources and management attention. Our future operations and cash flows will depend to a significant degree upon our ability to operate PHI efficiently, achieve the strategic operating objectives for our business and realize cost savings and synergies. Our management team may encounter unforeseen difficulties in managing the integration. In order to successfully integrate PHI, our management team will need to focus on realizing anticipated synergies and cost savings on a timely basis while maintaining the efficiency of our operations. Any substantial diversion of management attention could affect our ability to achieve operational, financial and strategic objectives.

The Merger may be completed on different terms from those contained in the Merger Agreement.

Prior to the completion of the Merger, the parties may, by their mutual agreement, amend or alter the terms of the Merger Agreement, including with respect to, among other things, the Merger consideration to be received by PHI stockholders or any covenants or agreements with respect to the parties’ respective operations during the pendency thereof (certain of these changes, including those with respect to the Merger consideration to be received by PHI stockholders, may be made only prior to the requisite stockholder approval). Any such amendments or alterations may have negative consequences to Exelon or PHI stockholders including, among other things, reducing the cash available for our or PHI’s operations or to meet respective obligations or restricting or limiting assets or operations of either of us or PHI. Under certain circumstances, PHI shareholders may be permitted or required to adopt any such amendments, which could delay the closing of the Merger and subject PHI and us to additional expense.

We have and will incur significant transaction and Merger-related costs in connection with the Merger.

We expect to incur a number of non-recurring costs associated with combining the operations of the two companies. Most of these costs will be transaction costs, including fees paid to financial and legal advisors related to the Merger and related financing arrangements, and employment-related costs, including change-in-control related payments made to certain PHI executives. In addition, if the closing of the Merger is materially delayed after this offering, we may be required to pay financing costs without having realized any benefits from the Merger during the period of delay. We will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although we expect that the elimination of costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Private parties may bring legal action under antitrust laws or intervene in regulatory proceedings.

Private parties who may believe they are adversely affected by the Merger and individual states may bring legal actions under the antitrust laws in certain circumstances or intervene in regulatory proceedings. Although we and PHI believe the completion of Merger will not conflict with any antitrust law, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. Under the Merger Agreement, we and PHI have agreed to use our reasonable best efforts to obtain all regulatory clearances necessary to complete the Merger as promptly as practicable. In addition, in order to complete the Merger, we and PHI may be required to comply with conditions, terms, obligations or restrictions imposed by regulatory entities and such conditions, terms, obligations or restrictions may have the effect of delaying completion of the Merger, imposing additional material costs on or materially limiting our revenues after the completion of the Merger, or otherwise reducing our anticipated benefits to the Merger. In addition, such conditions, terms, obligations or restrictions could result in the delay or abandonment of the Merger.

Risks Related to the Forward Sale Agreements

Settlement provisions contained in the forward sale agreements subject us to certain risks.

Each forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if:

•	such forward purchaser is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to its forward sale agreement, subject to certain exceptions in the case of such a materially increased cost;

•	such forward purchaser determines it is unable to, or it is commercially impracticable for it to, continue to borrow a number of our shares of common stock equal to the number of shares of common stock underlying its forward sale agreement or that, with respect to borrowing such number of shares of common stock, it would incur a rate that is greater than the borrow cost specified in such forward sale agreement, subject to certain exceptions in the case of such a rate of borrowing that is greater than such specified borrow cost;

•	such forward purchaser determines that it has an excess Section 13 ownership position, an excess FPA ownership position or an excess regulatory ownership position (as such terms are defined in such forward sale agreement) with respect to certain ownership restrictions and related filing requirements under federal securities laws, Pennsylvania corporate laws and federal power regulations or other applicable laws and regulations, as applicable;

•	we declare a dividend or distribution on our shares of common stock with a cash value in excess of a specified amount, an ex-dividend date that occurs earlier than a specified date or certain non-cash dividends;

•	there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization or change in law (in each case, as determined pursuant to the terms of the forward sale agreement); or

•	certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into such forward sale agreement or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of the forward sale agreement).

Each forward purchaser’s decision to exercise its right to accelerate the settlement of the relevant forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of common stock under the physical settlement provisions, which would result in dilution to our earnings per share, return on equity and dividends per share, or, if we so elect and such forward purchaser so permits our election, net share settlement provisions of the relevant forward sale agreement which could result in dilution to our earnings per share, return on equity and dividends per share, or cash settlement, irrespective of our capital needs.

We expect that each forward sale agreement will settle on or about October 29, 2015, but each forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. Each forward sale agreement will be physically settled by delivery of our shares of common stock, unless we elect to cash settle or net share settle such forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of the forward sale agreements, delivery of our shares of common stock in connection with such physical settlement or, to the extent we are obligated to deliver our shares of common stock, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of common stock underlying the forward sale agreements, we expect each forward purchaser (or an affiliate thereof) to purchase a number of shares of common stock necessary to satisfy its or its affiliate’s obligation to return the shares of common stock borrowed from third parties in connection with sales of our shares of common stock under this prospectus supplement. In addition, the purchase of our shares of common stock in connection with such forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of our shares of common stock over such time, thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash such forward purchaser would owe us) upon a cash settlement of the relevant forward sale agreement or increasing the number of shares of common stock we would deliver to such forward purchaser (or decreasing the number of shares of common stock such forward purchaser would deliver to us) upon net share settlement of the relevant forward sale agreement. The forward sale price we expect to receive upon physical settlement of the forward sale agreements will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread, and will be decreased based on amounts related to expected dividends on our shares of common stock during the term of the forward sale agreements. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread. If the market value of our shares of common stock during the relevant valuation period under the respective forward sale agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the forward purchaser under such forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment. If the market value of our shares of common stock during the relevant valuation period under the respective forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by the forward purchaser under such forward sale agreement or, in the case of net share settlement, we would receive from such forward purchaser a number of shares of common stock having a value equal to the difference. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for information on the forward sale agreements.

In case of our bankruptcy or insolvency, the forward sale agreements will automatically terminate, and we would not receive the expected proceeds from the sale of our common stock.

If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, and we consent to such a petition, the forward sale agreements will automatically terminate. If the forward sale agreements so terminate, we would not be obligated to deliver to the relevant forward purchaser any shares of common stock not previously delivered, and the relevant forward purchaser would be discharged from its obligation to pay the relevant forward sale price per share in respect of any shares of common stock not previously settled. Therefore, to the extent there are any shares of common stock with respect to which the forward sale agreements have not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those shares of common stock.

Risks Related to Taxes

Non-U.S. holders may be subject to U.S. federal income tax.

We have not determined whether we are a “United States real property holding corporation” for U.S. federal income tax purposes. If we are a United States real property holding corporation, non-U.S. holders (as defined in “Certain United States Federal Income Tax Considerations for Non-U.S. Holders”) of our common stock may be subject to U.S. federal income tax in respect of payments in connection with a sale, a transfer or other taxable disposition of our common stock if they exceed certain ownership levels. Prospective non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock. See the discussion under the heading “Certain United States Federal Income Tax Considerations for Non-U.S. Holders.”

FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus supplement and the accompanying prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement or the accompanying prospectus; (b) those risk factors discussed in our 2013 Annual Report on Form 10-K in (1) ITEM 1A. Risk Factors, (2) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (3) ITEM 8. Financial Statements and Supplementary Data: Note 22; and (c) other factors discussed herein and in other filings with the SEC by Exelon, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. This incorporation by reference does not include documents that are furnished, but not filed, with the SEC. Exelon, Generation, ComEd, PECO and BGE file combined reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information contained in the combined reports relating to each registrant is filed separately by such registrant on its own behalf and only the information related to Exelon is incorporated by reference in this prospectus supplement and the accompanying prospectus. Exelon does not make any representation as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than Exelon in determining whether to invest in the common stock offered hereby. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2014, our Current Reports on Form 8-K filed with the SEC on February 12, 2014, February 13, 2014, February 28, 2014, April 1, 2014, April 30, 2014, May 12, 2014, May 27, 2014 and June 4, 2014, and any future filings that we make with the SEC under the Exchange Act if the filings are made prior to the time that all of the common stock are sold in this offering. You can also find more information about us from the sources described under “Documents Incorporated by Reference” in the accompanying prospectus.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $        million (after deducting fees and estimated expenses related to the forward sale agreements), subject to certain adjustments pursuant to the forward sale agreements, only upon full physical settlement of the forward sale agreements, which we expect to occur on or about October 29, 2015.

We will not receive any proceeds from the sale of the shares of common stock offered by the forward sellers pursuant to this prospectus supplement, unless (1) an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward sellers selling our common stock to the underwriters, or (2) the underwriters exercise their over-allotment option and, if the forward sellers are unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward purchasers determine, in their commercially reasonable judgment, that the forward sellers are unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, then we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward sellers do not borrow and sell. We intend to use any net proceeds we receive from any such sales in the manner described below.

We intend to use the net proceeds, if any, from the settlement of the forward sale agreements to finance a portion of the acquisition of PHI and for general corporate purposes. See “Recent Developments—PHI Merger.”

CAPITALIZATION

The table below shows our unaudited capitalization on a consolidated basis as of March 31, 2014. The “As Adjusted for Concurrent Offering” column reflects our capitalization after giving effect to our concurrent offering of equity units and use of proceeds therefrom. The “As Fully Adjusted” column reflects our capitalization after giving effect to the concurrent offering of equity units, this offering of common stock and the intended use of the net proceeds from both of these offerings. The table below assumes that the over-allotment option is not exercised in this offering or the concurrent offering of equity units.

Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreements, we expect to receive less than the net proceeds calculated based on the initial forward price upon physical settlement of the forward sale agreements. See “Use of Proceeds.” You should read this table along with our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the unaudited information presented in our most recent Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2014. See “Where You Can Find More Information” and “Use of Proceeds.”

	As of March 31, 2014
	Actual	As Adjusted for Concurrent Offering	As Fully Adjusted
	(In millions)	(In millions)	(In millions)
Short-term borrowings	$980	$980	$980
Long-term debt:
Long-term	19,568	19,568	19,568
Junior subordinated notes	—	1,000	1,000
Shareholders’ equity	22,778	22,778	24,632

Total Capitalization	$43,326	44,326	$46,180

COMMON STOCK DIVIDENDS AND PRICE RANGE

Our common stock is listed on the New York Stock Exchange under the symbol “EXC”. The following table sets forth the range of intra-day high and low sale prices, as reported on the New York Stock Exchange, and the cash dividends declared on the common stock for the periods indicated:

Price Range	High	Low	Dividends
2012
First Quarter	$43.70	$38.31	$0.525
Second Quarter	39.37	36.27	0.525
Third Quarter	39.82	34.54	0.525
Fourth Quarter	37.50	28.40	0.525
2013
First Quarter	$34.56	$29.10	$0.556
Second Quarter	37.80	29.84	0.310
Third Quarter	32.42	29.42	0.310
Fourth Quarter	30.59	26.64	0.310
2014
First Quarter	$33.94	$26.45	$0.310
Second Quarter (through June 9, 2014)	$37.73	$33.11	$0.310

On June 9, 2014, the last reported sale price of the common stock on the New York Stock Exchange was $37.08 per share.

Our board of directors declared the second quarter 2014 dividend of $0.31 per share on Exelon’s common stock. The second quarter dividend is payable on June 10, 2014 to shareholders of record as of 5:00 p.m. New York Time on May 16, 2014. All future quarterly dividends require approval by Exelon’s board of directors.

As of June 6, 2014, we had approximately 858,876,681 shares of common stock outstanding and approximately 127,869 holders of record of our common stock.

ACCOUNTING TREATMENT

Before the issuance of our shares of common stock, if any, upon settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our shares of common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our shares of common stock is above the applicable adjusted forward sale price, which is initially $         per share, subject to increase or decrease based on the federal funds rate, less a spread, and subject to decrease by amounts related to expected dividends on our shares of common stock during the term of the forward sale agreements.

DESCRIPTION OF COMMON STOCK

The description below is a summary of certain provisions of our common stock. The Pennsylvania Business Corporation Law and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws determine the rights and privileges of holders of our common stock. We encourage you to read our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which have been filed with the SEC and are incorporated herein by reference, and the laws of the Commonwealth of Pennsylvania for more information regarding such common stock.

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, without par value per share. Our common stock is listed on the New York Stock Exchange under the trading symbol “EXC.” Our common stock is also traded on the Chicago Stock Exchange under the trading symbol “EXC.”

Dividends

Dividends on the common stock will be paid if, when and as determined by our Board of Directors out of funds legally available for this purpose. The rate and timing of future dividends will depend upon our future earnings and financial condition and upon other relevant factors affecting our dividend policy, which we cannot presently determine. As a practical matter, our ability to pay dividends will be governed by the ability of our operating subsidiaries to pay dividends to us.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record by them on all matters presented to shareholders. Pursuant to our Amended and Restated Articles of Incorporation, the holders of common stock do not have cumulative voting rights in the election of directors. Our directors are not classified in respect to the time for which they may hold office. The directors are elected at each annual meeting of shareholders for a one year term expiring at the next annual meeting of shareholders. Our Amended and Restated Bylaws also provide for certain notice requirements for shareholder nominations and proposals at annual meetings and preclude shareholders from bringing business before any special meeting. Our Amended and Restated Articles of Incorporation and certain provisions of the laws of the Commonwealth of Pennsylvania require a supermajority vote of holders or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving us.

Liquidation Rights

After satisfaction of the preferential liquidation rights of any preferred stock, the holders of our common stock are entitled to share, ratably, in the distribution of all remaining net assets.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income tax considerations to the non-U.S. holders (as defined below) of the ownership and disposition of our common stock acquired in this offering and, unless otherwise noted in the following discussion, is the opinion of Kirkland & Ellis LLP, counsel to Exelon, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) a U.S. court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Internal Revenue Code of 1986, as amended (the “Code”)) are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

This discussion assumes that each non-U.S. holder will hold each share of our common stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s individual circumstances. Specifically, this discussion does not address consequences relevant to U.S. expatriates and certain former citizens or long-term residents of the United States and partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes.

This discussion is based on the Code, Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of our common stock, or that such contrary position would not be sustained by a court. Moreover, this discussion does not address the U.S. state and local, U.S. federal estate or gift, or non-U.S. tax considerations relating to the ownership and disposition of our common stock. This discussion also does not address the impact of the U.S. unearned income Medicare contribution tax on non-U.S. holders.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is for information purposes only and is not tax advice. Investors should consult their tax advisors with respect to the particular tax consequences to such investors of the purchase, ownership and disposition of our common stock arising under the U.S. federal income tax laws, U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Distributions

In general, a distribution that we make to a non-U.S. holder with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under the Code. Subject to the discussions below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (unless such dividend is eligible for a reduced rate under an applicable income tax treaty). In order to obtain a reduced rate of withholding, a non-U.S. holder is generally required to provide to the applicable withholding agent an IRS Form W-8BEN (or suitable substitute form) properly certifying such holder’s eligibility for the reduced rate. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced withholding rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the timing and manner of claiming the benefits.

Subject to the discussions below on backup withholding and foreign accounts, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to U.S. persons. The non-U.S. holder is generally required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (subject to an applicable income tax treaty providing otherwise);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation, or a “USRPHC,” for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons. A non-U.S. holder that is a foreign corporation for U.S. federal income tax purposes also may be subject to a branch profits tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) upon its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States for U.S. federal income tax purposes) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we have not determined whether we are a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”). However, even if we were a USRPHC, so long as our common stock continues to be regularly traded on an established securities market in the United States, within the meaning of applicable Treasury Regulations, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of our common stock if the non-U.S. holder has not held more than

5% (actually or constructively) of our total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition or such non-U.S. holder’s holding period.

If a non-U.S. holder exceeds the limits described in the above paragraph with respect to common stock and we are a USRPHC, the non-U.S. holder generally will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. persons upon its disposition at a gain. A non-U.S. holder generally would also be subject to such tax with respect to any distribution on such common stock to the extent such distribution would not be treated as a dividend if such non-U.S. holder were a U.S. person. If a non-U.S. holder is subject to the tax described in the preceding sentences, the non-U.S. holder will be required to file a U.S. federal income tax return with the IRS.

Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in our common stock if we were to be treated as a USRPHC.

Non-U.S. holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding Tax and Information Reporting

A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock that we make to the non-U.S. holder, provided that the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and that the holder certifies its non-U.S. status by providing a valid IRS Form W-8BEN or W-8ECI or other applicable certification. However, when and to the extent required by law, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of such information returns may also be made available, and withholding taxes paid, to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

Unless the non-U.S. holder complies with certification procedures to establish that such holder is not a U.S. person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), the non-U.S. holder may be subject to information reporting and, depending on the circumstances, backup withholding on the proceeds of a sale or disposition of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability, and may entitle such non-U.S. holder to a refund, provided the required information is timely and appropriately furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding tax may be imposed under legislation commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA,” on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (a) the foreign financial institution undertakes certain diligence and reporting obligations, (b) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (a) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations, withholding under FATCA generally will apply to dividends on our common stock made on or after July 1, 2014, and to gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the applicability of withholding under FATCA with respect to our common stock.

CERTAIN CONSIDERATIONS FOR EMPLOYEE BENEFIT PLANS AND

OTHER RETIREMENT ARRANGEMENTS

The following is a summary of certain considerations associated with the purchase of the shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”), individual retirement accounts and other plans and arrangements that are subject to Section 4975 of the Code or provisions under federal, state, local or non-U.S. laws that are substantively similar to Title I of ERISA or Section 4975 of the Code (such federal, state, local or non-U.S. laws, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” (as defined in Section 3(42) of ERISA or any applicable Similar Laws, “Plan Assets”) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and both ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under Title I of ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation (direct or indirect) to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the shares with the assets of any Plan, a fiduciary should consult with its counsel in order to determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares by an ERISA Plan with respect to which Exelon or an underwriter is or becomes a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of shares by an ERISA Plan depending on the type and circumstances of the fiduciary making the decision to acquire such shares and the relationship of the party in interest or disqualified person to the ERISA Plan. Included among these exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between an ERISA Plan and non-fiduciary service providers to the ERISA Plan. In addition, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the shares. These class exemptions (as may be amended from time to time) include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers.

Each of these exemptions contains conditions and limitations on its application. Fiduciaries of Plans considering acquiring and/or holding the shares in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the shares should not be purchased or held by any person investing Plan Assets of any Plan, unless such purchase and holding (1) is entitled to exemptive relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code and is otherwise permissible under all applicable Similar Laws or (2) would not otherwise constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Representation

By acceptance of the shares or any interest therein, each purchaser will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser to acquire or hold the shares constitutes Plan Assets or (2) the acquisition and holding of the shares by such purchaser would not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments and whether an exemption would be applicable to the purchase and holding of the shares.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Capital Inc. and Goldman, Sachs & Co. are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus supplement, each of the underwriters have agreed, severally and not jointly, to purchase, and the forward purchasers have agreed to sell to the underwriters, the number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
Piper Jaffray & Co.

Total	50,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from the forward purchasers and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus supplement if any such shares are taken.

Our common stock is listed on the New York Stock Exchange under the symbol “EXC.”

The underwriters propose to offer our common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of our common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling our common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of our common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase common stock and the price at which the underwriters resell such common stock may be deemed underwriting compensation.

The expenses of the offering that are payable by us are estimated to be approximately $          (excluding underwriting discount).

Option to Purchase Additional Shares

We have granted the underwriters a 30-day option from the date of this prospectus supplement, exercisable at one time in whole or in part, to purchase up to an additional 7,500,000 shares of our common stock at the initial price to public less the underwriting discount. If such option is exercised, we will enter into additional forward sale agreements with the forward purchasers in respect of the number of shares that are subject to the exercise of such option. In the event that we enter into additional forward sale agreements, if any forward seller does not borrow and sell all of the shares of common stock to be sold by it in connection with the exercise of such option, we will issue and sell to the underwriters a number of our shares of common stock equal to the number of shares of common stock that the forward seller does not borrow and sell.

Lock-Up Agreements

We have entered into a lock-up agreement with the underwriters prior to the commencement of this offering pursuant to which we, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays Capital Inc. and Goldman, Sachs & Co., (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file with the SEC a registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to, any securities of the Company that are substantially similar to the shares of common stock being offered herby, including but not limited to any options or warrants to purchase shares of common stock or any securities convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by the delivery of common stock or such other securities in cash or otherwise.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays Capital Inc. and Goldman, Sachs & Co., offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereinafter acquired, owned directly by such persons or with respect to which such persons have beneficial ownership within the rules and regulations of the SEC. Notwithstanding the foregoing, such directors and executive officers may (1) transfer such shares (a) as a bona fide gift or gifts or (b) to any trust for his or her direct or indirect benefit or the immediate family of such person, provided that the transferee agrees to be bound in writing by the limitations set forth above, and provided further that any such transfer shall not involve a disposition for value, or (2) sell such shares (a) pursuant to the plan adopted by such director or executive officer under the Exchange Act (the “10b5-1 Plan”) in accordance with the terms of such 10b5-1 Plan in existence as of the date of this prospectus supplement without any further amendment or modification, but only to the extent that any filing made pursuant to Section 16(a) under the Exchange Act reporting any such sale made pursuant to this exception shall indicate that the sale was made pursuant to the 10b5-1 Plan or (b) held as of the date of this prospectus supplement through our 401(k) plan pursuant to portfolio balancing opportunities provided by the terms of such 401(k) plan.

Barclays Capital Inc. and Goldman, Sachs & Co., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. and Goldman, Sachs & Co. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters and the forward purchasers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Forward Sale Agreements

We expect to enter into forward sale agreements on the date of this prospectus supplement with an affiliate of Barclays Capital Inc. and Goldman, Sachs & Co., as the forward purchasers relating to an aggregate of 50,000,000 shares of our common stock (or 57,500,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full). In connection with the execution of such forward sale agreements and at our request, the forward sellers are borrowing from third parties and selling in this offering an aggregate of 50,000,000 shares of our common stock (or 57,500,000 shares of our common stock. If any forward seller does not borrow and sell all of the shares of common stock to be sold by it pursuant to the terms of the underwriting agreement, we will issue and sell directly to the underwriters the number of shares of common stock not borrowed and delivered by the relevant forward seller, and the number of shares of common stock underlying the relevant forward sale agreement will be decreased in respect of the number of shares of common stock we issue and sell. Under any such circumstance, the commitment of the underwriters to purchase our shares of common stock from the forward sellers, as described above, will be replaced with the commitment to purchase from us, at the price set forth on the cover page of this prospectus supplement at which the underwriters have agreed to purchase the shares of common stock from the forward sellers, the relevant number of shares of common stock not borrowed and delivered by the forward sellers. In such event, we or the underwriters may postpone the closing date by up to three business days to effect any necessary changes to the documents or arrangements.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreements, at the applicable forward sale price (as described below), from the forward purchasers upon full physical settlement of the forward sale agreements. We will only receive such proceeds if we elect to fully physically settle the forward sale agreements.

We expect each forward sale agreement to settle on or about October 29, 2015, although we may, subject to certain conditions, elect to accelerate the settlement of all or a portion of the number of shares of common stock underlying the relevant forward sale agreement and the relevant forward purchasers may accelerate the forward purchase agreements upon the occurrence of certain events. On a settlement date, if we decide to physically settle a forward sale agreement, we will issue our shares of common stock to the forward purchaser under its forward sale agreement at the then-applicable forward sale price. The forward sale price initially will be equal to the initial price to public less the underwriting discount per share, as set forth on the cover page of this prospectus supplement. The forward sale agreements provide that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread, and will be decreased based on amounts related to expected dividends on our shares of common stock during the term of the forward sale agreements. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread.

Before settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of our shares of common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of our shares of common stock is above the applicable forward sale price, which is initially $         per share (equal to the initial price to public less the underwriting discount per share, as set forth on the cover page of this prospectus supplement).

Except under the circumstances described below and set forth in the forward sale agreements, we have the right to elect physical, cash or net share settlement under the forward sale agreements. Although we expect to settle the forward sale agreements entirely by delivering our shares of common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations if we conclude it is in our interest to cash settle or net share settle. For example, we may conclude it is in our interest to cash settle or net share settle if we have no then current use for all or a portion of the net proceeds we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of common stock underlying the relevant forward sale agreement. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1) (a) the market value of our shares of common stock during the relevant valuation period under the relevant forward sale agreement (which valuation period will consist of alternating scheduled trading days that do not coincide with the scheduled trading days comprising the valuation period under the other forward sale agreement) minus (b) the applicable forward sale price; multiplied by (2) the number of shares of common stock underlying the relevant forward sale agreement subject to such cash settlement or net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount or deliver to us a number of our shares of common stock having a value equal to the absolute value of such amount. If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount or deliver to such forward purchaser a number of our shares of common stock having a value equal to such amount. In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase our shares of common stock in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of its forward sale agreement. The purchase of our shares of common stock in connection with a forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of our shares of common stock over such time, thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash such forward purchaser owes us) upon cash settlement or increasing the number of our shares of common stock we are obligated to deliver to such forward purchaser (or decreasing the number of our shares of common stock such forward purchaser is obligated to deliver to us) upon net share settlement. See “Risk Factors—Risks Related to the Forward Sale Agreements.”

Each forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if (1) such forward purchaser is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to its forward sale agreement, subject to certain exceptions in the case of such a materially increased cost; (2) such forward purchaser determines it is unable to, or it is commercially impracticable for it to, continue to borrow a number of our shares of common stock equal to the number of shares of common stock underlying its forward sale agreement or that, with respect to borrowing such number of shares of common stock, it would incur a rate that is greater than the borrow cost specified in such forward sale agreement, subject to certain exceptions in the case of such a rate of borrowing that is greater than such specified borrow cost; (3) such forward purchaser determines that it has an excess Section 13 ownership position, an FPA excess ownership position or an excess regulatory ownership position (as such terms are defined in such forward sale agreement) with respect to certain ownership restrictions and related filing requirements under federal securities laws, Pennsylvania corporate laws and federal power regulations or other applicable laws and regulations, as applicable; (4) we declare a dividend or distribution on our shares of common stock with a cash value in excess of a specified amount, an ex-dividend date that occurs earlier than a specified date or certain non-cash dividends; (5) there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization or change in law (in each case, as determined pursuant to the terms of the forward sale agreement); or (6) certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into such forward sale agreement or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of the forward sale agreement). Each forward purchaser’s decision to exercise its right to accelerate the settlement of the relevant forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of common stock under the physical settlement provisions, which would result in dilution to our earnings per share, return on equity and dividends per share, or, if we so elect and such forward purchaser so permits our election, net share settlement provisions of the relevant forward sale agreement, which could result in dilution to our earnings per share, return on equity and dividends per share, or cash settlement, irrespective of our capital needs In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreements will terminate without further liability of either party. Following any such termination, we would not issue any shares of common stock and we would not receive any proceeds pursuant to the applicable forward sale agreements. See “Risk Factors—Risks Related to the Forward Sale Agreements.”

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

Certain of the underwriters are participating in the concurrent equity units offering. In addition, the underwriters and their respective affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. Specifically, certain of the underwriters are lenders under our existing credit facilities. Additionally, Barclays Capital Inc. and Goldman, Sachs & Co. are serving as financial advisors to us in connection with the acquisition of PHI.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Conflicts of Interest

All of the proceeds of this offering (excluding proceeds paid to us with respect to any common stock that we may sell to the underwriters in lieu of the forward sellers selling our common stock to the underwriters) will be paid to the forward purchasers. Because an affiliate of Barclays Capital Inc. and Goldman, Sachs & Co. each will receive more than 5% of the net proceeds of this offering, Barclays Capital Inc. and Goldman, Sachs & Co. are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In accordance with FINRA Rule 5121, each of Barclays Capital Inc. and Goldman, Sachs & Co. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” for additional information.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require Exelon or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (as amended), or FSMA) as received in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the shares in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (1) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (2) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the shares may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the shares be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (1) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (2) to an accredited investor as defined in Section 4A of the SFA or other relevant person as defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the common stock for us. Kirkland & Ellis, LLP, New York, New York will render an opinion as to certain other legal matters, and certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois and Latham & Watkins LLP, New York. Winston & Strawn LLP and Latham & Watkins LLP provide legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

EXELON CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Senior Debt Securities

Preferred Securities

COMMONWEALTH EDISON COMPANY

First Mortgage Bonds

Notes

PECO ENERGY COMPANY

First and Refunding Mortgage Bonds

Preferred Stock

BALTIMORE GAS AND ELECTRIC COMPANY

Unsecured Debt Securities

Senior Secured Bonds

Preferred Stock

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	stock purchase contracts;

•	stock purchase units;

•	preferred stock in one or more series;

•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	senior debt securities; and

•	preferred limited liability company interests in one or more series.

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	first mortgage bonds; and

•	unsecured notes.

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	first and refunding mortgage bonds; and

•	preferred stock in one or more series

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	unsecured debt securities;

•	senior secured bonds; and

•	preferred stock in one or more series.

Exelon, Generation, ComEd, PECO and BGE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO and BGE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO and BGE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO or BGE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by the registrants include those factors discussed herein, as well as the items discussed in (1) each registrant’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22; and (2) other factors discussed herein and in other filings with the SEC by Exelon, Generation, ComEd, PECO and BGE, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, and BGE, as applicable, for the year ended December 31, 2013, filed with the SEC on February 13, 2014. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO and BGE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

EXELON GENERATION COMPANY, LLC

Generation’s integrated business consists of its owned and contracted electric generating facilities and investments in generation ventures that are marketed through its leading customer-facing activities. These customer-facing activities include, wholesale energy marketing operations and its competitive retail customer supply of electric and natural gas products and services, including renewable energy products, risk management services and natural gas exploration and production activities. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301  Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	5.4	4.9	4.9	2.3	2.6	1.1

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to combined fixed charges and preference stock dividends	5.4	4.8	4.9	2.3	2.5	1.1

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	10.4	8.5	7.3	2.6	3.3	(a	)

(a)	The ratio coverage was less than 1:1. Generation required additional earnings of $380 million in order to achieve a coverage ratio of 1:1.

Generation had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for Generation.

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	2.9	2.8	3.0	3.0	1.7	3.0

ComEd had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for ComEd.

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	3.7	3.3	4.7	4.9	5.6	5.1

The following are PECO’s consolidated ratios of earnings to combined fixed charges and preference security dividends for each of the periods indicated:

	Years Ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to combined fixed charges and preferred stock dividends	3.6	3.2	4.5	4.7	5.2

On May 1, 2013, PECO redeemed all of its outstanding preferred securities; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for PECO for the three months ended March 31, 2014.

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	2.0	2.7	2.4	1.0	3.6	5.8

The following are BGE’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,						Three Months Ended
	2009	2010	2011	2012		2013	March 31, 2014
Ratio of earnings to combined fixed charges and preference stock dividends	1.7	2.4	2.1	(a	)	3.1	5.0

(a)	The ratio coverage was less than 1:1. BGE required additional earnings of $14 million in order to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us. Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon, Generation, ComEd, PECO and BGE incorporated in this prospectus by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO and BGE each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street—52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Exelon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on February 12, 2014, February 13, 2014, February 28, 2014, April 1, 2014, April 30, 2014 and May 7, 2014.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Generation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on February 12, 2014 and April 1, 2014.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	ComEd’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	ComEd’s Current Reports on Form 8-K filed with the SEC on January 10, 2014 and February 28, 2014.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2013; and

•	PECO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	BGE’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	BGE’s Current Reports on Form 8-K filed with the SEC on February 13, 2014 and May 16, 2014.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

50,000,000 Shares

Exelon Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Goldman, Sachs & Co.

BofA Merrill Lynch

Credit Suisse

J.P. Morgan

Senior Co-Managers

BNP PARIBAS

Citigroup

Mitsubishi UFJ Securities

RBS

Scotiabank

Wells Fargo Securities

Mizuho Securities

RBC Capital Markets

Piper Jaffray

June     , 2014